Exhibit 5.1

301 Congress Avenue, Suite 900 Austin, TX 78701 Tel: +1.737.910.7300 Fax: +1.737.910.7301 www.lw.com FIRM / AFFILIATE OFFICES
March 3, 2023 BigCommerce Holdings, Inc. 11305 Four Points Drive Building II, Suite 100 Austin, Texas 78726	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re: BigCommerce Holdings, Inc. – Registration Statement on Form S-8

To the addressees set forth above:

We have acted as special counsel to BigCommerce Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 7,311,881 shares (the “Shares”) of Series 1 common stock, par value $0.0001 per share, of the Company, which may be issued pursuant to the BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), consisting of (i) 3,616,312 Shares that became available for issuance under the 2020 Plan on January 1, 2022 due to the automatic annual increase provisions of the 2020 Plan and (ii) 3,695,569 Shares that became available for issuance under the 2020 Plan on January 1, 2023 due to the automatic annual increase provisions of the 2020 Plan. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the 2020 Plan, assuming in each case that the individual grants or awards under the 2020 Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance of the law and the 2020 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

March 3, 2023

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP